364-DAY CREDIT AGREEMENT
dated as of
October 7, 2011,
among
BEST BUY CO., INC.,
The SUBSIDIARY GUARANTORS Party Hereto,
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

$1,000,000,000

J.P. MORGAN SECURITIES LLC,
U.S. Bank National Association,
bbVA SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
and
MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
as Joint Lead Arrangers and Joint Bookrunners
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent
BBVA SECURITIES INC.,
CITIBANK, N.A.
andMorgan Stanley MUFG Loan Partners, LLC,
as Documentation Agents

i

SCHEDULE 2.01 ‑ Commitments
SCHEDULE 4.11 ‑ Subsidiaries
SCHEDULE 7.01 ‑ Existing and Available Indebtedness
SCHEDULE 7.02 ‑ Certain Existing Liens
SCHEDULE 7.04 ‑ Restrictive Agreements

EXHIBIT A ‑ Form of Assignment and Assumption
EXHIBIT B ‑ Form of Guarantee Assumption Agreement
EXHIBIT C ‑ Form of Non-Bank Certificate
EXHIBIT D ‑ Form of Borrowing Request

364-DAY CREDIT AGREEMENT dated as of October 7, 2011, among BEST BUY CO., INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower (as hereinafter defined) has requested that the Lenders (as hereinafter defined) make Loans (as hereinafter defined) to the Borrower in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding in Dollars. The Lenders are prepared to extend such Loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement (including the introductory paragraph hereto), the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article IX.
“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total

Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any Syndicated ABR Loan or Syndicated Eurocurrency Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption ABR Spread, Eurocurrency Spread or Facility Fee Rate, as the case may be, based upon the applicable Moody’s Rating and/or S&P Rating, respectively, applicable on such date:

S&P Rating/ Moody’s Rating	ABR Spread	Eurocurrency Spread	Facility Fee Rate
Category 1 A-/A3 or higher	0.000%	0.925%	0.075%
Category 2 BBB+/Baa1	0.025%	1.025%	0.100%
Category 3 BBB/Baa2	0.250%	1.250%	0.125%
Category 4 BBB-/Baa3	0.325%	1.325%	0.175%
Category 5 BB+/Ba1 or lower, or unrated	0.525%	1.525%	0.225%

For purposes of the foregoing, (a) if any of Moody’s or S&P shall not have in effect a Moody’s Rating or an S&P Rating, as the case may be (other than by reason of the circumstances referred to in the last sentence of this definition), then the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, such rating agency shall be deemed to have established a rating in Category 5; (b) if the Moody’s Rating or S&P Rating established or deemed to have been established by Moody’s or S&P, as the case may be, shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings, unless the ratings differ by two or more categories, in which case the Applicable Rate shall be based on the Category one level below that corresponding to the higher rating; and (c) if the Moody’s Rating or S&P Rating established or deemed to have been established by Moody’s or S&P, as the case may be, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of J.P. Morgan Securities LLC, U.S. Bank National Association, BBVA Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley MUFG Loan Partners, LLC, in its capacity as joint lead arranger and joint bookrunner for the credit facility established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Best Buy Europe Distributions” means Best Buy Europe Distributions Limited, a limited company incorporated in England and Wales with registered number 06534088.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Best Buy Co., Inc., a Minnesota corporation.
“Borrowing” means (a) all Syndicated ABR Loans made, converted or continued on the same date or (b) Syndicated Eurocurrency Loans or Competitive Loans of the same Type that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type).
“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.
“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan, or to a borrowing, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Flow Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) the sum of (i) Net Interest-bearing Indebtedness on such day, (ii) the principal amount of the Securitization Transactions on such day plus (iii) eight times Rental and Lease Expense for the Measurement Period ended on such day, to (b) the sum of EBITDA and Rental and Lease Expense for the Measurement Period ended on such day.
“Change in Control” means either (a) the occurrence, after the Effective Date, of any of any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of common stock of the Borrower representing 50% or more of the combined voting power of all common stock of the Borrower entitled to vote in the election of directors or (b) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Borrower, ceasing for any reason (other than by reason of death, disability or scheduled retirement) to constitute a majority of the Board of Directors of the Borrower, unless such directors were replaced by new directors whose election to the Board of Directors of the Borrower, or whose nomination for election by the shareholders of the Borrower, was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued; and provided, further, that the determination by any Lender of any additional amount owing to it, to the extent claimed in reliance on the preceding proviso, shall be made in good faith in a manner generally consistent with such Lender’s standard practices.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Syndicated Loans or Competitive Loans.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.
“Commitment Termination Date” means October 5, 2012 (or, if such date is not a Business Day, the immediately preceding Business Day).
“Competitive”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.04.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any other Lender, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent or such other Lender of such certification, or (d) has become the subject of a Bankruptcy Event.
“Documentation Agent” means each of BBVA Securities Inc., Citibank, N.A. and Morgan Stanley MUFG Loan Partners, LLC in its capacity as documentation agent for the credit facility established hereunder.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Securitization Transaction” means any transfer by the Borrower or any of its Domestic Subsidiaries of its accounts receivable or interests (including security interests) therein  (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers.
“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any State within the United States of America or the District of Columbia.
“EBITDA” means, for any period, the consolidated net income of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP (but excluding therefrom any portion thereof attributable to any noncontrolling interest in a Subsidiary and, prior to the Restricted Date, excluding all amounts relating to Best Buy Europe Distributions and its Subsidiaries) plus (a) to the extent deducted in determining such consolidated net income, the sum of (i) interest expense (net of interest income), income tax expense and depreciation and amortization, all as determined in accordance with GAAP, (ii) extraordinary, non-recurring or unusual charges or losses, (iii) charges resulting from the application of FASB Statement Number 123 (Revised), (iv) other non-cash charges, and (v) losses arising from the sale of assets other than in the ordinary course of business, minus (b) to the extent included in such consolidated net income, extraordinary gains and gains arising from the sale of assets other than in the ordinary course of business.
“Effective Date” means the date on which the Administrative Agent declares this Agreement effective as provided in Section 5.01.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) a failure by any Plan to meet the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the LIBO Rate.
“Event of Default” has the meaning specified in Article VIII.
“Excess Funding Guarantor” has the meaning specified in Section 3.08.

“Excess Payment” has the meaning specified in Section 3.08.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Subsidiary Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes or minimum Taxes (in lieu of net income Taxes), and branch profits Taxes imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) any Taxes that are Other Connection Taxes, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Tax that is imposed by the United States of America on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or 2.17(c), (d) Taxes attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(f) or 2.17(g), and (e) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of September 19, 2007, among the Borrower, the subsidiary guarantors party thereto, JPMCB, as administrative agent, and the lenders party thereto, as heretofore amended.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the principal financial officer, chief financial officer, principal accounting officer, treasurer, controller or director-treasury of the Borrower.
“Five-Year Credit Agreement” means the Five-Year Credit Agreement dated as of the date hereof, among the Borrower, the subsidiary guarantors party thereto, JPMCB, as administrative agent, and the lenders party thereto.
“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.
“Foreign Securitization Transaction” means any transfer by any Foreign Subsidiaries of its accounts receivable or interests (including security interests) therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B by (a) an entity that, pursuant to Section 6.08, is required to become a “Subsidiary Guarantor” hereunder or (b) any Domestic Subsidiary that, pursuant to Section 3.10, is designated a “Subsidiary Guarantor” by the Borrower, in each case in favor of the Administrative Agent.
“Guaranteed Obligations” has the meaning set forth in Section 3.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “toxic” or “hazardous” or as a “pollutant” or “contaminant” by any Governmental Authority.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan (including the Borrower’s omnibus stock and incentive plan and the Borrower’s employee stock purchase plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.
“Indebtedness” means, with respect to any Person at any time of determination, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (d) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (g) all Guarantees by such Person of Indebtedness of others and (h) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Subsidiary Guarantor, other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 10.03(b).
“Information Memorandum” means the Confidential Information Memorandum dated September 2011 relating to the Borrower and the Transactions.
“Initial Purchase Price” means $2,167,000,000.
“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) the sum of EBITDA and Rental and Lease Expense for such Measurement Period to (b) the sum of Net Interest Expense/Income and Rental and Lease Expense for such Measurement Period.
“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three‑month intervals after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at 90‑day intervals after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan.
“Interest Period” means:
(a)    for any Syndicated Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the day that is seven days or the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as specified in the applicable Borrowing Request or Interest Election Request;
(b)    for any Competitive Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Competitive Bid Request; and
(c)    for any Fixed Rate Loan or Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;
provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period must comply with Section 2.02(d). For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and, in the case of a Syndicated Loan or Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.
“Investments” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liabilities of any other Person (provided that for purposes of Section 7.07(b), the amount of any such Guarantee or contingent obligation shall equal the then outstanding amount of the Indebtedness or other liabilities subject thereto).
“JPMCB” means JPMorgan Chase Bank, N.A.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits denominated in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in Dollars in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement and each Guarantee Assumption Agreement.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Margin Stock” means “margin stock” within the meaning of Regulation U issued by the Board, as from time to time amended
“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of the Obligors taken as a whole to perform any material obligation under any Loan Document to which such Person is or becomes a party or (c) material impairment of any of the material rights of, or benefits available to, the Administrative Agent or the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans) and Securitization Transactions, or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of (a) the obligations of the Borrower or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated at such time and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.
“Material Subsidiary” means, at any time, with respect to any fiscal year of the Borrower, any Subsidiary which accounted for an amount equal to or greater than 5.0% of the consolidated aggregate revenues of the Borrower for such fiscal year, provided that, notwithstanding the foregoing, each Subsidiary Guarantor shall be deemed to be a “Material Subsidiary”.
“Maturity Date” means the Commitment Termination Date or any later date to which the Maturity Date shall have been extended pursuant to Section 2.21.
“Measurement Period” means a period of four consecutive fiscal quarters ending on the last day of a fiscal quarter of the Borrower.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Moody’s Rating” means Moody’s rating of the Borrower’s long term, unenhanced, senior unsecured debt.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Interest-bearing Indebtedness” means, as of the last day of any Measurement Period, all Indebtedness of the Borrower and its Subsidiaries for borrowed money or that bears interest and that, in accordance with GAAP, would be classified as long term or short term debt on the consolidated balance sheet of the Borrower, net of the aggregate amount of invested cash and cash equivalents held by the Borrower or any Subsidiary as of such date, excluding any such cash and cash equivalents that (a) are subject to any Liens (other than Liens in favor of the Administrative Agent or any other Lender created under the Loan Documents), (b) are subject to any restrictions on the use or disposition thereof or (c) are held by a Subsidiary, to the extent such Subsidiary is subject to any restriction on the distribution of such cash or cash equivalents without prior approval or waiver (that has not been obtained), pursuant to the terms of such Subsidiary’s organizational documents or any agreement, judgment, order, law or other restriction binding upon such Subsidiary; provided that in no event shall Net Interest-bearing Indebtedness be less than zero.
“Net Interest Expense/Income” means, for any period of determination, interest expense minus interest income, in each case calculated on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.
“Obligor” means the Borrower and each Subsidiary Guarantor.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, any other Guaranteed obligation or any Loan Document).
“Other Taxes” means any and all present or future recording, stamp, court, documentary, filing, excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.19(b) and (ii) any Excluded Taxes.
“Participant” has the meaning set forth in Section 10.04(c)(i).
“Participant Register” has the meaning set forth in Section 10.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Encumbrances” means:
(a)    Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;
(b)    Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto and other similar charges or encumbrances;
(c)    Liens imposed by law, such as landlord’s, materialmens’, mechanic’s, workmen’s, repairmen’s, carriers’, warehousemans’, vendors’ or other similar liens and encumbrances arising in the ordinary course of the business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, in each case, securing obligations that are not overdue by more than 30 days or which are being contested in compliance with Section 6.04, or deposits or pledges to obtain the release of any of the foregoing Liens;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, supply agreements, utilities, performance and return-of money bonds contracts, surety and appeal bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    licenses, leases, or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and its Subsidiaries in the ordinary course of business;
(f)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower and its Subsidiaries (excluding deposits securing the repayment of Indebtedness);
(g)    Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under commodities agreements;
(h)    Liens arising in connection with Capital Lease Obligations; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital leases;
(i)    any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii);
(j)    Liens on any property or assets of any Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary, provided that such Lien was not incurred in contemplation thereof and does not extend to any other property of the Borrower or any of its Subsidiaries;
(k)    Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII;
(n)    Liens solely on cash earnest money deposits made by Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; provided that such Liens are granted on customary business terms and in the ordinary course of business of the Borrower or such Subsidiary; and
(o)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, in each case existing solely with respect to cash or cash equivalents.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Rata Share” has the meaning set forth in Section 3.08.
“Quarterly Dates” means the last Business Day of each fiscal quarter of the Borrower in each of its fiscal years, the first of which shall be the first such day after the date hereof.
“Receivables” means all rights of the Borrower or any of its Subsidiaries to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified (or, in the case of future rights to payments, are expected to be identified) in the accounting records of the Borrower or such Subsidiary as accounts receivable, as determined in accordance with GAAP.
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, trustees, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Rental and Lease Expense” means, for any Measurement Period, all items that, in accordance with GAAP, would be classified as rental and lease expense that are included in selling, general and administrative expenses on the consolidated statement of earnings of the Borrower, in each case determined in accordance with GAAP, provided that Rental and Lease Expense shall not include any Rental and Lease Expense incurred during the Measurement Period under leases that have been assigned to and assumed by any Person (other than the Borrower or a Subsidiary) or that constitute or relate to discontinued operations for which the Borrower and its Subsidiaries are no longer obligated.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders).
“Restricted Date” has the meaning set forth in the definition of “Subsidiary”.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans at such time.
“Securitization Transaction” means any Domestic Securitization Transaction or any Foreign Securitization Transaction. The “amount” or “principal amount” of any Domestic Securitization Transaction or Foreign Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the definition of the term “Domestic Securitization Transaction” or “Foreign Securitization Transaction”, as applicable, or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Domestic Securitization Transaction or Foreign Securitization Transaction, as applicable, net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Specified Subsidiary” means, with respect to any fiscal year of the Borrower, any Domestic Subsidiary which accounted for an amount equal to or greater than 20.0% of the consolidated aggregate revenues of the Borrower for such fiscal year, provided that, if, in any fiscal year of the Borrower, the Subsidiaries (other than Best Buy Stores, L.P.), on a collective basis, accounted for more than 50.0% of the consolidated aggregate revenues of the Borrower for such fiscal year, then the percentage amount stated in the clause preceding the proviso clause of this definition shall be automatically and permanently reduced to 5.0%.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw–Hill Companies, Inc., and any successor to its rating agency business.
“S&P Rating” means S&P’s corporate credit rating for the Borrower.
“Statutory Reserve Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. Notwithstanding the foregoing, Best Buy Europe Distributions and its Subsidiaries shall be deemed not to constitute “Subsidiaries” of the Borrower for the purposes of this Agreement and the other Loan Documents; provided that, (a) this sentence shall not apply to the definition of the term “Total Assets” and (b) the Borrower may specify in a written notice to the Administrative Agent (the date thereof, the “Restricted Date”) that Best Buy Europe Distributions and its Subsidiaries shall thereafter be treated as “Subsidiaries” of the Borrower for the purposes of this Agreement and the other Loan Documents, provided that, (i) immediately before and after the Restricted Date, no Default shall have occurred and be continuing, including, on a pro forma basis, pursuant to the covenants set forth in Section 7.06 (and the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating compliance with such covenants) and (ii) the Borrower may not subsequently specify that Best Buy Europe Distributions and its Subsidiaries shall no longer be treated as “Subsidiaries” of the Borrower for the purposes of this Agreement and the Loan Documents. If the Restricted Date occurs, Best Buy Europe Distributions and its Subsidiaries shall be deemed to have incurred on such date any Indebtedness or Liens of Best Buy Europe Distributions or such Subsidiary existing on such date.
“Subsidiary Guarantor” means Best Buy Stores, L.P., BBC Investment Co., BBC Property Co., each Specified Subsidiary that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.08 and each Domestic Subsidiary that becomes a “Subsidiary Guarantor after the date hereof pursuant to Section 3.10.
“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.01.
“Syndication Agent” means USB, in its capacity as syndication agent for the credit facility established hereunder.
“Tangible Net Worth” means, as of any date, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP, but excluding all amounts attributable to noncontrolling interests in any Subsidiary and, prior to the Restricted Date, all amounts relating to Best Buy Europe Distributions and its Subsidiaries), of the following:
(a)    the total assets of the Borrower and its Subsidiaries as shown on the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter or fiscal year of the Borrower most recently ended on or prior to such date prepared in accordance with GAAP, minus
(b)    the total liabilities of the Borrower and its Subsidiaries as shown on such consolidated balance sheet, minus
(c)    the net book amount of all assets of the Borrower and its Subsidiaries shown as intangible assets (including goodwill) on such consolidated balance sheet.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term-Out Option” has the meaning set forth in Section 2.21.
“Total Assets” means, as of any date, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the total assets of the Borrower and its Subsidiaries as shown on the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter or fiscal year of the Borrower most recently ended prior to such date for which financial statements are available prepared in accordance with GAAP (but excluding therefrom all amounts attributable to noncontrolling interests in any Subsidiary).
“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“USB” means U.S. Bank National Association
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Competitive Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Competitive Eurocurrency Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, (a) all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Effective Date, would be accrued as Rental and Lease Expense and would not constitute a Capital Lease Obligation, shall continue to be treated as Rental and Lease Expense in accordance with GAAP as in effect on the Effective Date and shall not constitute a Capital Lease Obligation, in each case, for purposes of the covenants set forth herein and all defined terms as used therein and (b)  all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.
ARTICLE II

The Credits
SECTION 2.01.    The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Syndicated Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Loans.
SECTION 2.02.    Loans and Borrowings. (a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be comprised entirely of ABR Loans or of Eurocurrency Loans, as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $500,000. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $2,000,000 or a larger multiple of $500,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Syndicated Eurocurrency Borrowings outstanding.
(d)    Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date (or, in the case of any Syndicated Borrowing if the Term-Out Option has been exercised, the Maturity Date as it has been extended pursuant thereto).
SECTION 2.03.    Requests for Syndicated Borrowings. (a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Syndicated Eurocurrency Borrowing, not later than 1:00 pm, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Syndicated ABR Borrowing, not later than 1:00 p.m., New York City time, the same Business Day as the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit D and signed by the Borrower.
(b)    Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
(c)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(d)    Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
SECTION 2.04.    Competitive Bid Procedure. (a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) one Competitive Bid Request on the same day, but a Competitive Bid Request shall not be made within four Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    the maturity date of such Borrowing, which date shall not be less than seven days or more than 360 days after the date of such Borrowing;
(iv)    whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;
(v)    the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” that does not extend beyond the Commitment Termination Date; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof, inviting the Lenders to submit Competitive Bids.
(b)    Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by facsimile, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.
(c)    Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by facsimile of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
(d)    Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in the amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
(e)    Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
(f)    Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section. Any Competitive Bid submitted by the Administrative Agent that fails to comply with the provisions of paragraph (b) above and this paragraph (f) shall be void ab initio.
SECTION 2.05.    [Intentionally Omitted]
SECTION 2.06.    [Intentionally Omitted]]
SECTION 2.07.    Funding of Borrowings. (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (or, in the case of any Syndicated ABR Loan, 4:00 p.m. New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable borrowing request.

(b)    Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Syndicated ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.08.    Interest Elections. (a) Elections by the Borrower for Syndicated Borrowings. The Loans comprising each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as otherwise provided in Section 2.03(d) and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request or as otherwise provided in Section 2.03(d). Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.
(b)    Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Syndicated Eurocurrency Borrowing, the Interest

Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
(d)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Syndicated Eurocurrency Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notice shall be required in the case of any Event of Default under clause (h) or (i) of Article VII with respect to the Borrower), then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing may be converted to or continued as a Syndicated Eurocurrency Borrowing and (B) unless repaid, each Syndicated Eurocurrency Borrowing shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor.
SECTION 2.09.    Termination and Reduction of the Commitments. (a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is $5,000,000 or a larger multiple thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.
(c)    Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d)    Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:
(i)    to the Administrative Agent for account of each Lender the outstanding principal amount of the Syndicated Loans of such Lender on the Maturity Date, and
(ii)    to the Administrative Agent for account of each Lender the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period therefor.
(b)    Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.11, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.
(c)    Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.
(e)    Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or pay any other amounts hereunder in accordance with the terms of this Agreement.
(f)    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in customary form reasonably satisfactory to the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.
SECTION 2.11.    Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.
(b)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing or of a Competitive Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.10(b); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any payments pursuant to Section 2.16, if applicable.
SECTION 2.12.    Fees. (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates (including as a result of the exercise of the Term-Out Option), then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on each Quarterly Date, on the date the Commitments terminate and, if the Term-Out Option has been exercised, on each date following the date the Commitments terminate on which any Syndicated Loans are prepaid or repaid, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall (unless the Term-Out Option has been exercised) be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)    Term-Out Fees. On the Commitment Termination Date, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a fee equal to 1.00% of the aggregate principal amount of such Lender’s outstanding Syndicated Loans that have been termed out on the Commitment Termination Date as a result of the exercise of the Term-Out Option) pursuant to Section 2.21.
(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and term-out fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(b)    Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Borrowing, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the LIBO Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.
(c)    Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.
(d)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(f)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in the case of a Syndicated Eurocurrency Borrowing) or the LIBO Rate (in the case of a Competitive Eurocurrency Borrowing) for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted LIBO Rate (in the case of a Syndicated Eurocurrency Borrowing) or the LIBO Rate (in the case of a Competitive Eurocurrency Borrowing) for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing shall be ineffective and such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing and (ii) any Borrowing Request for a Syndicated Eurocurrency Borrowing shall be treated as a request for a Syndicated ABR Borrowing.
SECTION 2.15.    Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Lender or the Administrative Agent to any Tax (other than (A) Indemnified Taxes, (B) Other Taxes, (C) Taxes described in clauses (a) and (c) through (e) of the definition of Excluded Taxes, (D) Connection Income Taxes and (E) Taxes imposed on gross or net income, profits or revenue, including value-added and similar Taxes) of any kind whatsoever with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement, Eurocurrency Loans or Fixed Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Administrative Agent, as the case may be, the Borrower will pay to such Lender or the Administrative Agent, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Lender’s holding company’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law (other than any Change in Law referred to in the proviso of the definition of such term) that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Syndicated Eurocurrency Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate (in the case of a Syndicated Eurocurrency Loan) or the LIBO Rate (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Subsidiary Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes (including Other Taxes); provided that if the Borrower or any Subsidiary Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Subsidiary Guarantor shall make or cause to be made such deductions and (iii) the Borrower or such Subsidiary Guarantor shall timely pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower and each Subsidiary Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes, and Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section, but excluding Excluded Taxes under all circumstances) paid or payable by the Administrative Agent or such Lender, as the case may be, and any penalties and interest arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall not be obligated to indemnify for any Indemnified Taxes (including Other Taxes) if a written demand therefor is not made by the Administrative Agent or a Lender, as the case may be, within 120 days from the first date the Administrative Agent or such Lender knows or reasonably should have known of the imposition of such Taxes.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower or any Subsidiary Guarantor to a Governmental Authority, the Borrower or such Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes attributable to such Lender (but only to the extent that the Borrower and the Subsidiary Guarantors have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower and the Subsidiary Guarantors to do so) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Foreign Lender Tax Certifications. (i) Any Foreign Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this paragraph (f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing:
(A)    each Foreign Lender shall (x) furnish on or before the date on which it becomes a party to this Agreement either (1) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form), (2) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form), and/or (3) two accurate and complete originally executed U.S. Internal Service Form W-8IMY (together with the forms described in clauses (1) and (2), as required) certifying, in each case, to such Foreign Lender’s legal entitlement to a complete exemption from U.S. Federal withholding tax with respect to all interest payments hereunder, and (y) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) and/or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm complete exemption from U.S. Federal withholding tax with respect to any interest payment hereunder to the extent (in case of this clause (y)) such Foreign Lender is legally able to do so; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” and is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (z) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code, shall also furnish a “Non-Bank Certificate” in the form of Exhibit C together with a Form W-8BEN. Notwithstanding any other provision of this Section 2.17(f)(ii)(A), a Foreign Lender that is an assignee shall not be required to deliver any documentation pursuant to this Section 2.17(f)(ii)(A) that such Foreign Lender is not legally able to deliver. For the avoidance of doubt, the legal inability of a Foreign Lender to provide any documentation pursuant to this Section 2.17(f)(ii)(A) shall not cause any Tax resulting from such inability to be an Excluded Tax in circumstances where such inability arises solely due to a Change in Law subsequent to the date the Foreign Lender becomes a party to this Agreement. Subject to Section 2.17(a), if any Foreign Lender fails to provide the certifications described in this paragraph, each such Foreign Lender acknowledges that the Borrower and the Administrative Agent shall be entitled to deduct and withhold any Taxes imposed by the United States or any taxing authority thereof or therein, to the extent required by law.
(B)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii)(B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    U.S. Lender Tax Certifications. Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Service Form W-9, or any successor form that such person is entitled to provide, establishing that the Lender is not subject to U.S. Federal backup withholding Tax.
(h)    Cooperation in Contesting Indemnified Taxes. If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes (including Other Taxes) for which additional amounts have been paid under this Section 2.17, the Administrative Agent or the relevant Lender, as the case may be, shall cooperate with the Borrower in challenging such Indemnified Taxes (including Other Taxes) at the Borrower’s expense, if so requested by the Borrower in writing; provided that, in the sole discretion, exercised in good faith, of the Administrative Agent or such Lender, as the case may be, doing so would not materially prejudice the Administrative Agent or such Lender, and the Administrative Agent or such Lender would not be required to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(i)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or any Subsidiary Guarantor or with respect to which the Borrower or any Subsidiary Guarantor has paid additional amounts pursuant to this Section, it shall pay to the Borrower or such Subsidiary Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Guarantor under this Section with respect to the Indemnified Taxes (including Other Taxes) giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Subsidiary Guarantor, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower or such Subsidiary Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower, any Subsidiary Guarantor or any other Person.
SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein (for the avoidance of doubt, as this Agreement is in effect from time to time): (i) each payment of facility fees under Section 2.12(a) shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments (or, in the case of any such payment of facility fees at a time when the Commitments shall have terminated or expired, pro rata according to the amounts of their respective Revolving Credit Exposure); (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of any Syndicated Borrowing shall be applied ratably to the Loans included in the repaid or prepaid Syndicated Borrowing; and (iv) if the Term-Out Option is exercised, the payment of the term-out fees under Section 2.12(c) shall be made for account of the Lenders pro rata according to the amounts of their respective Commitments immediately prior to the Commitment Termination Date.
(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than a Competitive Loan) resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans (other than Competitive Loans) and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans (other than Competitive Loans) of other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans (other than Competitive Loans), provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as this Agreement is in effect from time to time) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.
(e)    Payments by the Borrower; Presumptions by the Administrative Agent. Unless the

Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.07(b), 2.18(e) and 10.03(c)), in each case in such order as shall be determined by the Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii)  any Lender has become a Defaulting Lender, or (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of such Lender or each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(A)    the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld;
(B)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.04;
(C)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts (except Competitive Loans) payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(D)    in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment and delegation will result in a reduction in such compensation or payments thereafter; and
(E)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    facility fees shall continue to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) only to the extent of the Revolving Credit Exposure of such Defaulting Lender; and
(b)    the Commitment, the Revolving Credit Exposure and the aggregate principal amount of outstanding Competitive Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Syndicated Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.    Term-Out Option. The Borrower may, by irrevocable written notice to the Administrative Agent given, not less than 30 days, but not more than 60 days, prior to the Commitment Termination Date, elect (such election, the “Term-Out Option”) to extend the Maturity Date to a one-year anniversary of the Commitment Termination Date; provided that on the Commitment Termination Date (a) no Default shall have occurred and be continuing or would result therefrom, (b) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Commitment Termination Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (c) the Borrower shall pay the Term-Out Fee to the Administrative Agent for the account of each Lender pursuant to Section 2.12(c). Each notice by the Borrower under this Section shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (a) and (b) above as of the Commitment Termination Date. For the avoidance of doubt all Commitments will terminate on the Commitment Termination Date, and no additional Borrowings will be permitted after the Commitment Termination Date. This Section shall not apply to Competitive Loans, which must be repaid on or prior to the Commitment Termination Date.
ARTICLE III

Guarantee

SECTION 3.01.    The Guarantee. The Subsidiary Guarantors hereby jointly and severally, as a primary obligor and not merely as a surety, guarantee to each Lender, each other holder of a Guaranteed Obligation (as hereinafter defined) and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in accordance with the terms thereof and including all interest, fees and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to the Borrower, whether or not such interest, fees or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 3.02.    Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:
(i)    at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(iv)    any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.
The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever. Each Subsidiary Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and hereby expressly waives any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03.    Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 3.04.    Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
SECTION 3.05.    Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.
SECTION 3.06.    Instrument for the Payment of Money. To the fullest extent permitted by N.Y. Civ. Prac. L&R § 3213 and other applicable law, each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under N.Y. Civ. Prac. L&R § 3213.
SECTION 3.07.    Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Guaranteed Obligation.
SECTION 3.08.    Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section, (a) “Excess Funding Guarantor” means, in respect of any

Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (ii) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
SECTION 3.09.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.
SECTION 3.10.    Designation of Subsidiary Guarantors. The Borrower may at any time and from time to time designate, in its sole discretion, any Domestic Subsidiary as a Subsidiary Guarantor, in each case by delivery to the Administrative Agent of (a) a duly executed Guarantee Assumption Agreement properly completed for such Subsidiary and in such number of counterparts as may reasonably be requested by the Administrative Agent and (b) proof of corporate action, incumbency of officers, opinions of counsel and other documents consistent with those delivered by the Subsidiary Guarantors pursuant to Section 5.01 on the Effective Date as may reasonably be requested by the Administrative Agent. Any Subsidiary Guarantor designated as such pursuant to this Section 3.10 shall continue to be a Subsidiary Guarantor until the Borrower shall have delivered written notice to the Administrative Agent of the termination of such designation; provided that the preceding clause shall not limit the Borrower’s obligations with respect to Specified Subsidiaries pursuant to Section 6.08.
SECTION 3.11.    Release of Guarantees. A Subsidiary Guarantor will automatically be released from its obligations under this Article III, upon the consummation of any transaction permitted by this Agreement as a result of which neither the Borrower nor any of its Subsidiaries owns any equity interest in such Subsidiary Guarantor, provided that, if so required by this Agreement, the Required Lenders shall have consented to such transactions and the terms of such consent shall not have provided otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
ARTICLE IV

Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 4.01.    Organization. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
SECTION 4.02.    Authorization; Enforceability. The Transactions are within each Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been duly executed and delivered by each Obligor identified herein as a signatory party hereto and constitutes, and each of the other Loan Documents to which any Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 4.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not violate the charter, by‑laws or other organizational documents of any Obligor and do not violate in any material respect any applicable law or regulation or any order of any Governmental Authority, and (c) do not constitute a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries.
SECTION 4.04.    Financial Condition; No Material Adverse Change. (a) Financial Condition. The Borrower’s consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows (i) as of and for the fiscal year ended February 26, 2011, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended August 27, 2011, certified by the chief financial officer of the Borrower, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii).
(b)    No Material Adverse Change. Since February 26, 2011, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.
SECTION 4.05.    Properties. Except in respect of matters that would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have title to, or leasehold interests in, or the use of, property sufficient to conduct their business, except for defects in title that do not interfere with their ability to conduct their business.
SECTION 4.06.    Litigation and Environmental Matters. (a) Actions, Suits and Proceedings. (i) There are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, except as disclosed in the Annual Report on Form 10-K of the Borrower for the fiscal year ended February 26, 2011 as filed with the Securities and Exchange Commission.
(ii)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that purport to affect the legality, validity or enforceability of any Loan Document, the borrowing or repayment of any Loans.
(b)    Environmental, Health and Safety Laws. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in compliance with any Environmental Law or order or any notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any Hazardous Material into the environment, which non-compliance or remedial action could reasonably be expected to have a Material

Adverse Effect.
SECTION 4.07.    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 4.08.    Investment Company Status. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 4.09.    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 4.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 4.11.    Subsidiaries. Set forth on Schedule 4.11 is a complete and correct list as of the Effective Date of (a) all of the Subsidiaries of the Borrower and (b) each Subsidiary holding ownership interests in other Subsidiaries of the Borrower, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary. Schedule 4.11 separately identifies all Specified Subsidiaries and Material Subsidiaries as of the date hereof.
SECTION 4.12.    Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  The value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower held by the Borrower in treasury) does not constitute more than 25.0% of the value of the consolidated assets of the Borrower.
ARTICLE V

Conditions
SECTION 5.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the following conditions shall have been satisfied (or delivery of such documents is waived in accordance with Section 10.02):
(a)    Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Opinion of Counsel to the Obligors. The Administrative Agent shall have received opinions, dated the Effective Date, of General Counsel of the Borrower and of Simpson Thacher & Bartlett LLP, special counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).
(c)    Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the Borrower, confirming, to the best knowledge of such Person, following due inquiry, compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02 (except, in the case of clause (a) thereof, without giving effect to the parenthetical statement therein).
(e)    Repayment of Existing Indebtedness. The Administrative Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, Indebtedness under the Existing Credit Agreement shall have been (or shall simultaneously be) paid in full, that the commitments to extend credit under the Existing Credit Agreement have been (or shall simultaneously be) canceled or terminated and letters of credit outstanding thereunder shall have expired or been terminated or shall be “Existing Letters of Credit” under and as defined in the Five-Year Credit Agreement.
(f)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or Cravath, Swaine & Moore LLP, New York counsel to JPMCB, may reasonably request.
(g)    Delivery of Information. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that have been requested at least five Business Days prior to the Effective Date.
The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed in writing to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable and documented fees and expenses of Cravath, Swaine & Moore LLP, New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).
The Administrative Agent shall notify the Borrower and the Lenders when it determines that this Agreement has become effective, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on October 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 5.02.    Each Credit Event. The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions:
(a)    the representations and warranties of the Borrower set forth in this Agreement (other than, after the Effective Date, those set forth in Sections 4.04(b) and 4.06(a)(i)) shall be true and correct on and as of the date of such Loan; and
(b)    at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Financial Statements, Rating Changes and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of certain footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether, to the best knowledge of such Financial Officer (following due inquiry), a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.06, and (iii) stating whether any change in GAAP or in the application thereof has been given effect in the preparation of such financial statements that became effective after the date of the audited financial statements referred to in Section 4.04 that affects calculations pursuant to Section 7.06 and has not previously been reported in such a certificate and, if any such not previously reported change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after Moody’s or S&P shall have publicly announced a change in the Moody’s Rating or the S&P Rating, as the case may be, written notice of such rating change; and
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
The Borrower’s obligations under clauses (a) and (b) of this Section shall in any event be deemed sufficiently performed if the financial statements referred to therein are delivered by the time required under the applicable clause in such form and content as permitted under the Exchange Act. Documents required to be delivered pursuant to clauses (a) and (b) of this Section (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission), may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents on www.sec.gov, or provides a link thereto on the Borrower’s website at www.bestbuy.com. Notices required to be delivered pursuant to clause (d) of this Section may be delivered electronically and, if so delivered, shall be deemed delivered on the date on which the applicable rating agency posts such notice, or provides a link thereto, on the website of such rating agency. All documents and notices required by this Section shall be deemed sufficiently delivered when posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
SECTION 6.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender (through the Administrative Agent) prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 6.03.    Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 7.03.
SECTION 6.04.    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in working order and condition sufficient to permit the conduct of business in the ordinary course, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or with the Borrower’s captive self-insurance Subsidiary or other customary self insurance, so long as such arrangements are administered in accordance with sound business practices), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 6.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in such detail as is necessary to allow the delivery of the reports required by Section 6.01, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with and as required by GAAP in all material respects. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (on its own behalf or as requested by any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (collectively, the “Inspections”); provided that the Borrower shall not be obligated to permit more than one Inspection in any calendar year unless a Default or Event of Default is then continuing or to make available material non-public information to any Person in any respect that would (in the opinion of counsel to the Borrower) violate applicable law, including the Exchange Act.
SECTION 6.07.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws) and all rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.08.    New Specified Subsidiaries to Become Subsidiary Guarantors. With respect to each Subsidiary that becomes a Specified Subsidiary after the Effective Date, the Borrower will (a) within 30 Business Days after such Subsidiary becomes a Specified Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guarantee Assumption Agreement properly completed for such Subsidiary and in such number of counterparts as may reasonably be requested by the Administrative Agent and (b) deliver to the Administrative Agent within a reasonable time (not exceeding 30 days) after its request therefor, such proof of corporate action, incumbency of officers, opinions of counsel and other documents consistent with those delivered by the Subsidiary Guarantors pursuant to Section 5.01 on the Effective Date as may reasonably be requested by the Administrative Agent.  Nothing in this Agreement shall obligate the Administrative Agent or the Lenders to release or terminate the Guarantee under Article III of this Agreement or any Guarantee Assumption Agreement of any Subsidiary Guarantor which ceases to be a Specified Subsidiary.
SECTION 6.09.    Use of Proceeds; Federal Reserve Regulations. The Borrower will use the proceeds of the Loans for general corporate purposes (including, in the case of the Loans, to repay existing Indebtedness) in compliance with all applicable legal and regulatory requirements; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and the Borrower will not permit the value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower from time to time held by the Borrower in treasury) to constitute more than 25.0% of the value of the consolidated assets of the Borrower.
ARTICLE VII

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 7.01.    Subsidiary Indebtedness. The Borrower will not permit any Domestic Subsidiary that is not an Obligor to create, incur, assume or permit to exist any Indebtedness, except:
(a)    obligations under the Loan Documents;
(b)    any other Indebtedness existing on the Effective Date and described in Schedule

7.01 (and any Indebtedness that may be incurred after the Effective Date under commitments to extend such Indebtedness available on the Effective Date and so described), and Indebtedness the proceeds of which are used solely to refinance such Indebtedness;
(c)    Indebtedness referred to in, and secured by Liens permitted under, Section 7.02(e);
(d)    Indebtedness referred to in, and secured by Liens permitted under, Sections 7.02(c) and 7.02(d);
(e)    Indebtedness in respect of (i) documentary letters of credit and trade letters of credit incurred in the ordinary course of business and (ii) trade bank acceptance drafts incurred in the ordinary course of business;
(f)    current liabilities, other than for borrowed money, incurred in the ordinary course of business;
(g)    Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;
(h)    Indebtedness arising from Domestic Securitization Transactions permitted by Section 7.02(k), provided that the aggregate amount of such Indebtedness shall not exceed $300,000,000 at any time outstanding; and
(i)    other Indebtedness, provided that, as of the Effective Date and as of the time any Indebtedness is created, incurred or assumed in reliance on this clause (i), the aggregate principal amount of all Indebtedness outstanding in reliance on this clause (i) (together with the aggregate principal amount of any such Indebtedness to be created, incurred or assumed in reliance on this clause (i)) does not exceed the greater of (i) $250,000,000 and (ii) 5.0% of Tangible Net Worth as of the Effective Date or as of the date such Indebtedness is created, incurred or assumed, as applicable.
SECTION 7.02.    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens existing on the Effective Date and, if securing a liability in excess of $150,000,000, described on Schedule 7.02, and Liens on the same property (or, if such Lien attaches to a type or class of property of any Person, on the same type or class of property of such Person) securing any extension, renewal, refinancing, refunding or replacement of the liability secured by such Liens that do not increase the outstanding principal amount thereof;
(b)    deposits or pledges, or cash collateral given to any financial institution that has issued a letter of credit, to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security or employee benefit obligations, daylight overdraft exposure or ACH obligations, or liabilities under or in respect of self-insurance programs, in each case in the ordinary course of business of the Borrower and its Subsidiaries;
(c)    Liens created or assumed in connection with the acquisition of real property by the Borrower or any Subsidiary; provided that such Liens attach only to the property acquired and secure only Indebtedness incurred solely to finance the acquisition of such property, and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance such Indebtedness;
(d)    Liens on inventory of the Borrower or any Subsidiary and proceeds thereof pursuant to agreements with the suppliers of inventory or inventory letter of credit providers to the Borrower or such

Subsidiary; provided that such Liens attach only to inventory financed pursuant to such agreements and secure only Indebtedness incurred solely to finance the acquisition of such inventory by the Borrower or such Subsidiary;
(e)    Liens securing Indebtedness and related obligations incurred to finance the acquisition or construction of capital assets not constituting real property or to reimburse the Borrower or a Subsidiary for expenditures made to acquire or construct such capital assets, and Liens securing Indebtedness and related obligations incurred by the same obligor to extend, renew, refinance, refund or replace any such Indebtedness or obligations so long as the outstanding principal amount thereof is not increased; provided that such Liens attach only to such capital assets and the proceeds thereof;
(f)    Liens securing Indebtedness and related obligations of any Subsidiary which became a Subsidiary after the Effective Date if such Indebtedness and Liens were outstanding prior to the time it became a Subsidiary and not incurred in contemplation of its becoming a Subsidiary, and Liens on the same property (or, if such Lien attaches to a type or class of property of any Person, on the same type or class of property of such Person) securing Indebtedness and related obligations incurred by the same obligor to extend, renew, refinance, refund or replace such Indebtedness or obligations so long as the outstanding principal thereof is not increased;
(g)    Permitted Encumbrances;
(h)    Liens consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlords’, materialmen’s or mechanic’s liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Borrower or such Subsidiary and which do not materially detract from the value of such properties;
(i)    Liens on assets of Foreign Subsidiaries securing Indebtedness or other liabilities of Foreign Subsidiaries;
(j)    cash collateral given to any financial institution that has issued a trade bank acceptance draft in the ordinary course of business of the Borrower and its Subsidiaries;
(k)    Securitization Transactions, and Liens on accounts receivable, interests therein and the proceeds thereof existing or deemed to exist in connection with any Securitization Transaction; provided that the aggregate amount of the Domestic Securitization Transactions shall not exceed $300,000,000 at any time;
(l)    Liens on cash collateral given pursuant to Section 2.21 of the Five-Year Credit Agreement;
(m)    Liens on assets securing obligations under the Five-Year Credit Agreement so long as obligations under this Agreement are secured on an equal and ratable basis on terms reasonably satisfactory to the Administrative Agent; and
(n)    Liens securing other liabilities, provided that, as of the Effective Date and as of the time any Lien securing any obligations is created, incurred or assumed in reliance on this clause (n), the aggregate principal amount of all liabilities secured by Liens in reliance on this clause (n) (together with the aggregate principal amount of all liabilities secured by such Lien to be created, incurred or assumed in reliance on this clause (n)) does not exceed the greater of (i) $250,000,000 and (ii) 10.0% of Tangible Net Worth as of the Effective Date or as of the date any such Lien is created, incurred or assumed, as applicable.
SECTION 7.03.    Fundamental Changes. (a) Mergers, Consolidations, Sales of Assets, Etc.

(i)    The Borrower will not, and will not permit any Subsidiary Guarantor to, merge with or into or consolidate with (collectively, “merge” or a “merger”) any other Person, or permit any other Person to merge with or into it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (A) any Subsidiary Guarantor may merge into the Borrower in a transaction in which the Borrower is the surviving entity; (B) any Subsidiary Guarantor may merge with or into any other Person (including in connection with any acquisition) in a transaction in which the surviving entity is, or concurrently with the consummation of such merger becomes, a Subsidiary Guarantor; (C) any Subsidiary Guarantor may be disposed of pursuant to a merger with or into another Person so long as such disposition does not violate clause (ii) below; (D) any Subsidiary Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (E) the Borrower may merge with or into any other Person organized under the laws of the United States of America or any State thereof, provided that (1) the Borrower is the surviving entity or (2) if the surviving entity is not the Borrower, then (x) the surviving entity assumes all of the Borrower’s obligations under this Agreement and the other Loan Documents pursuant to an agreement reasonably satisfactory to the Administrative Agent and (y) the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, with respect to such surviving entity, and provided further that on the date of consummation of any such merger, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating that the Borrower would be in pro forma compliance with Section 7.06 as of the last day of the fiscal quarter then most recently ended (determined as if such merger, and any related incurrence of Indebtedness, had occurred on the first day of the period of four consecutive fiscal quarters ending on such last day).
(ii)    The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license or otherwise dispose of (in one transaction or in a series of transactions, and whether directly or through any merger or consolidation) assets representing all or substantially all the consolidated assets of the Borrower and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
(b)    Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 7.04.    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (collectively, “Restrictions”) (a) the ability of the Borrower or any Domestic Subsidiary to create, incur or permit to exist a first priority Lien upon any of its assets securing the obligations of the Borrower hereunder or, in the case of Domestic Subsidiaries, the Guarantees thereof, (b) the ability of any Subsidiary to pay dividends or similar distributions with respect to any shares of its capital stock (or similar Equity Interests) or to make or repay loans or advances to the Borrower or any Subsidiary Guarantor or (c) the ability of any Domestic Subsidiary to Guarantee any of the Guaranteed Obligations; provided that:
(i)    the foregoing shall not apply to (A) Restrictions imposed by law, rule, regulation or order or by this Agreement or any other Loan Document, (B) Restrictions existing on the date hereof identified on Schedule 7.04 (but shall apply to any amendment or modification expanding the scope of any such Restrictions), (C) Restrictions imposed by any agreement by which any Subsidiary is bound at the time such Subsidiary became a Subsidiary, so long as such agreement was in effect at the time of such acquisition and was not created in contemplation of such acquisition and such Restrictions only apply to such Subsidiary (but shall apply to any amendment or modification expanding the scope of any such Restriction), (D) customary Restrictions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that (1) such Restrictions apply only to the Subsidiary or assets to be sold and (2) such sale is permitted hereunder, (E) Restrictions on cash or other deposits under contracts entered into in the ordinary course of business, (F) in the case of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, Restrictions imposed by its organizational documents or any related joint venture or similar agreement, provided that such Restrictions apply only to such Subsidiary and to any Equity Interests in such Subsidiary and (G) Restrictions contained in lease agreements or agreements not relating to Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business;
(ii)    clause (a) of the foregoing shall not apply to (A) Restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such Restrictions apply only to the assets securing such Indebtedness, (B) Restrictions imposed by any agreement relating to Indebtedness permitted by this Agreement incurred after the Effective Date to finance the acquisition of particular assets (and any agreement relating to any refinancing of such Indebtedness, so long as the aggregate principal amount of such refinancing Indebtedness does not exceed the then outstanding aggregate principal amount of such original Indebtedness), so long as such Restrictions apply only to such assets (other than Inventory and Receivables), (C) Restrictions imposed by any agreement relating to Indebtedness permitted by this Agreement, provided that neither the Borrower nor any Domestic Subsidiary may create, incur or permit to exist any Lien securing the Indebtedness under such agreement unless the Indebtedness under this Agreement is equally and ratably secured thereby on terms reasonably satisfactory to the Administrative Agent, and (D) customary provisions in leases and other contracts restricting the assignment thereof; and
(iii)    clause (b) of the foregoing shall not apply to Restrictions imposed by any agreement if the Borrower’s Board of Directors determines in good faith that such Restrictions could not reasonably be expected to have a material adverse effect on the ability of the Borrower and the Subsidiary Guarantors to pay their obligations under the Loan Documents when due.
SECTION 7.05.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.
SECTION 7.06.    Certain Financial Covenants. (a) Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio on the last day of any fiscal quarter to exceed 3.50 to 1.00.
(b)    Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, as at the end of any Measurement Period, to be less than 2.75 to 1.00.
SECTION 7.07.    Investments in Foreign Subsidiaries. (a) The Borrower will not, and will not permit any of its Domestic Subsidiaries to, sell, transfer, lease, license or otherwise dispose of (in one transaction or in a series of transactions) to any Foreign Subsidiary (i) any Equity Interests in any Domestic Subsidiary, (ii) any United States patents, copyrights, trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, all registrations and recordings thereof, all applications therefor, all extensions or renewals thereof and all goodwill associated therewith or symbolized thereby, that are, or are contemplated to be, used or useful in the conduct of the business of the Borrower and its Domestic Subsidiaries taken as a whole, (iii) any assets (other than (A) cash and cash equivalents and (B) Indebtedness or other obligations owing to the Borrower or any Domestic Subsidiary by any Foreign Subsidiary in the form of intercompany loans or advances) that, individually or in the aggregate, are material to the conduct of the business of the Borrower and its Domestic Subsidiaries taken as a whole or (iv) all or any substantial portion of the assets of the Borrower and its Domestic Subsidiaries taken as a whole.

(b)    Prior to the Restricted Date, the Borrower will not, and will not permit any of its Subsidiaries to, make any Investments in Best Buy Europe Distributions or its Subsidiaries unless, on the date of any such Investment, after giving effect thereto, the aggregate amount of all such Investments does not exceed the sum of (i) the Initial Purchase Price and (ii) 10.0% of Total Assets.
ARTICLE VIII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to the Borrower’s existence) or Section 6.08 or in Article VII;
(e)    any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;
(f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto); provided that any such failure with respect to any Indebtedness arising from the purchase of goods or services by the Borrower that is being contested in good faith by appropriate proceedings shall not constitute an Event of Default as long as the Borrower’s or such Subsidiary’s title to any substantial part of its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in conformity with GAAP;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, or, in the case of any Securitization Transaction, the purchasers or lenders thereunder to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement or Securitization

Transaction, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(l)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
ARTICLE IX

Agency

SECTION 9.01.    Administrative Agent. Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of such provisions.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (d) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Credit Exposure or the component amounts thereof.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, or required if an Event of Default under clauses (a), (b), (h) or (i) of Article VIII has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any Arranger or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any other Arranger or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.
SECTION 9.02.    Bookrunners, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent and the Documentation Agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
ARTICLE X

Miscellaneous
SECTION 10.01.    Notices. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower or any Subsidiary Guarantor, to Best Buy Co., Inc. at 7601 Penn Avenue South, Richfield, Minnesota, 55423, Attention of Treasurer (Telephone No. (612) 291-5781; Fax No. (952) 430-1316; email treasuryooo@bestbuy.com);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Ryan Mader (Telephone No. (713) 750-2936; Fax No. (713) 750-2956; email ryan.g.mader@jpmorgan.com) and Thai Pham (Telephone No. (713) 750-2884; Fax. No. (713) 750-2956, email thai.x.pham@jpmorgan.com) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Jocelyn Shields (Telephone No. (212) 270-3641; Fax No. (212) 270-6637; email jocelyn.t.shields@jpmorgan.com); and
(iii)    if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Change of Address, Etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).
SECTION 10.02.    Waivers; Amendments. (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender,
(ii)    reduce the principal amount of any Loan outstanding to any Lender or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates pursuant to Section 2.13(d)), or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,
(iii)    postpone the scheduled date of payment of the principal amount of any Loan outstanding to any Lender (except as provided in Section 2.21 in connection with the exercise of the Term-Out Option), or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender,
(iv)    change Section 2.18(b), 2.18(c) or 2.18(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby,
(v)    change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby, or
(vi)    release all or substantially all of the Guarantors from their guarantee obligations under Article III without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
Notwithstanding the foregoing (but subject to the immediately preceding proviso), (A) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Borrower and the Required Lenders, (B) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification, (C) the Administrative Agent may enter into one or more security agreements (including mortgages and pledge agreements) in connection with any grant of a security interest securing Indebtedness under this Agreement as contemplated by Sections 7.02(m) and 7.04 without the consent of any Lender and (D) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
SECTION 10.03.    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers, the Documentation Agents, the Syndication Agent and each of their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one firm of counsel (and one firm of local counsel in each applicable jurisdiction) for the foregoing), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of one firm of counsel (and one firm of local counsel in each applicable jurisdiction) for the Administrative Agent and the Lenders and of any separate counsel (including local counsel) that may be required in light of any conflicting interests among the foregoing parties) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), the Arrangers, the Documentation Agents, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one firm of counsel (and one firm of local counsel in each applicable jurisdiction) for the Indemnitees and of any separate counsel (including local counsel) that may be required in light of any conflicting interests among Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties or (y) result from a claim brought in good faith by the Borrower or any other Obligor against an Indemnitee for breach in bad faith, gross negligence or willful misconduct of such

Indemnitee’s obligations hereunder or under any other Loan Document.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub‑agent thereof) or any Related Party of the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or against any Related Party of the Administrative Agent (or any sub-agent thereof) acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this paragraph are several obligations.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems, except to the extent they are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, or for any special, indirect, consequential or punitive damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
SECTION 10.04.    Successors and Assigns. (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as expressly provided in Section 7.03(a)(i), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Documentation Agent, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)    Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower; provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, and (y) the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice the Administrative Agent within 10 Business Days after having confirmed receipt of notice thereof; and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of the Commitments or Syndicated Loans to a Lender or an Affiliate of a Lender.
(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    Maintenance of Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Participations.
(i)    Participations Generally. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and 2.17(g) (it being understood that the documentation required under Sections 2.17(f) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender selling participations shall keep a register (the “Participant Register”) in which it shall record the name and address of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as an agent of the Borrower; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.
(d)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 10.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18(f), 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 10.06.    Counterparts; Integration; Effectiveness; Electronic Execution. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any separate letter agreements with respect to fees payable to the Administrative Agent). Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08.    Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower or any Subsidiary Guarantor, any such notice being expressly waived by the Borrower and each Subsidiary Guarantor to the extent permitted by applicable law, upon any obligations of the Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document becoming due and payable (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower or any Subsidiary Guarantor; provided that if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders. Each Lender (including any Defaulting Lender) agrees to notify the Borrower and the Administrative Agent promptly after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
SECTION 10.09.    Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12.    Treatment of Certain Information; Confidentiality. (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, with any Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
(b)    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor or (ix) to Moody’s or S&P.
For purposes of this Section, “Information” means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than (a) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by an Obligor or any of its Subsidiaries and (b) any such information that is publicly disclosed by the Borrower in connection with its public filings with the Securities and Exchange Commission. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER AND THE ADMINISTRATIVE AGENT ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC

INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY OBLIGOR OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 10.13.    USA PATRIOT Act. Each Lender hereby notifies the Borrower and the other Obligors that pursuant to the requirements of the USA PATRIOT Act, such Lender may be required to obtain, verify and record information that identifies the Borrower and the other Obligors, which information includes the name and address of the Borrower and the other Obligors and other information that will allow such Lender to identify the Borrower and the other Obligors in accordance with the USA PATRIOT Act.
SECTION 10.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.
SECTION 10.15.    No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders the Arrangers, the Syndication Agent the Documentation Agents and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Arrangers, the Syndication Agent, the Documentation Agents or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

BEST BUY CO., INC.,

by	/s/ CHRISTOPHER K.K. GOULD
	Name:	Christopher K.K. Gould
	Title:	Vice President, Treasurer

SUBSIDIARY GUARANTORS

Best Buy Stores, L.P.,
by: BBC Property Co., its General Partner

by	/s/ CHRISTOPHER K.K. GOULD
	Name:	Christopher K.K. Gould
	Title:	Vice President, Treasurer

BBC Property Co.,

by	/s/ CHRISTOPHER K.K. GOULD
	Name:	Christopher K.K. Gould
	Title:	Vice President, Treasurer

BBC Investment Co.,

by	/s/ CHRISTOPHER K.K. GOULD
	Name:	Christopher K.K. Gould
	Title:	Vice President, Treasurer

LENDERS

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

by	/s/ SARAH L. FREEDMAN
	Name:	Sarah L. Freedman
	Title:	Vice President

U.S. Bank National Association

by	/s/ LUDMILA YAKOVLEV
	Name:	Ludmila Yakovlev
	Title:	Assistant Vice President

Citibank, N.A.

by	/s/ MARNI MCMANUS
	Name:	Marni McManus
	Title:	Managing Director

Compass Bank

by	/s/ RAMON GARCIA
	Name:	Ramon Garcia
	Title:	Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ VICTOR PIERZCHALSKI
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Bank of America, N.A.

by	/s/ THOMAS KAINAMURA
	Name:	Thomas Kainamura
	Title:	Vice President

BARCLAYS BANK PLC

by	/s/ DIANE ROLFE
	Name:	Diane Rolfe
	Title:	Director

CREDIT SUISSE AG, Cayman Islands Branch

by	/s/ ARI BRUGER
	Name:	Ari Bruger
	Title:	Vice President

by	/s/ MICHAEL SPAIGHT
	Name:	Michael Spaight
	Title:	Associate

GOLDMAN SACHS BANK USA

by	/s/ MARK WALTON
	Name:	Mark Walton
	Title:	Authorized Signatory

HSBC Bank USA, National Association

by	/s/ THOMAS FOLEY
	Name:	Thomas Foley
	Title:	Managing Director

Royal Bank of Canada

by	/s/ GLEN BARISOFF
	Name:	Glen Barisoff
	Title:	Authorized Signatory

The Royal Bank of Scotland plc

by	/s/ TRACY RAHN
	Name:	Tracy Rahn
	Title:	Director

DnB NOR Bank ASA

by	/s/ PHILIP F. KURPIEWSKI
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

by	/s/ PAL BOGER
	Name:	Pal Boger
	Title:	Vice President

FIFTH THIRD BANK

by	/s/ GARY S. LOSEY
	Name:	Gary S. Losey
	Title:	VP - Corporate Banking

LLOYDS TSB BANK PLC

by	/s/ RICHARD HERDER
	Name:	Richard Herder
	Title:	Managing Director H003

by	/s/ DEBORAH CARLSON
	Name:	Deborah Carlson
	Title:	Director Corporate Banking USA C103

UBS AG, STAMFORD BRANCH

by	/s/ IRJA R. OTSA
	Name:	Irja R. Otsa
	Title:	Associate Director

by	/s/ MARY E. EVANS
	Name:	Mary E. Evans
	Title:	Associate Director

MORGAN STANLEY BANK, N.A.

by	/s/ MICHAEL KING
	Name:	Michael King
	Title:	Authorized Signatory

Mizuho Corporate Bank (USA)

by	/s/ ROBERT GALLAGHER
	Name:	Robert Gallagher
	Title:	Senior Vice President

Standard Chartered Bank

by	/s/ JAMES P. HUGHES
	Name:	James P. Hughes A2386
	Title:	Director

by	/s/ ROBERT K. REDDINGTON
	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager Credit Documentation Unit, WB Legal-Americas

Bank of China, New York Branch

by	/s/ SHIQIANG WU
	Name:	Shiqiang Wu
	Title:	General Manager

The Bank of Nova Scotia

by	/s/ CHRISTOPHER USAS
	Name:	Christopher Usas
	Title:	Director

Schedule 2.01

364-Day Credit Agreement Commitments

Lender Allocation	Allocation
JPMorgan Chase Bank, N.A.	$86,800,000
U.S. Bank National Association	$86,800,000
Citibank, N.A.	$86,800,000
Compass Bank	$86,800,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$58,000,000
Bank of America, N.A.	$50,000,000
Barclays Bank PLC	$50,000,000
Credit Suisse AG, Cayman Islands Branch	$50,000,000
Goldman Sachs Bank USA	$50,000,000
HSBC Bank USA, National Association	$50,000,000
Royal Bank of Canada	$50,000,000
The Royal Bank of Scotland plc	$50,000,000
DnB NOR Bank ASA	$38,000,000
Fifth Third Bank	$38,000,000
Lloyds TSB Bank plc	$38,000,000
UBS AG, Stamford Branch	$30,000,000
Morgan Stanley Bank, N.A.	$28,800,000
Mizuho Corporate Bank (USA)	$20,000,000
Standard Chartered Bank	$20,000,000
Bank of China, New York Branch	$16,000,000
The Bank of Nova Scotia	$16,000,000
TOTAL:	$1,000,000,000

Schedule 4.11

Best Buy Co., Inc. Entity Structure

Name	Material / Specified Subsidiary	State or Other Jurisdiction of Incorporation or Organization
BBC Insurance Agency Inc.		Minnesota
BBC Investment Co.	Material	Nevada
BBY Networks, Inc.		Minnesota
BBC Property Co.	Material	Minnesota
Best Buy Stores, L.P. (1)	Material / Specified	Virginia
BestBuy.com, LLC		Virginia
Best Buy Leasing, LLC		Virginia
Best Buy Puerto Rico Holdings, LLC		Delaware
Best Buy Stores Puerto Rico, LLC		Puerto Rico
BBY Services, Inc.		Delaware
Best Buy Connect, LLC		Delaware
Best Buy Gov, LLC (2)		Delaware
Best Buy Warehousing Logistics, Inc.		Delaware
Nichols Distribution, LLC		Minnesota
BBY Holdings International, Inc.		Minnesota
Best Buy China Holdings, Ltd.		Mauritius
Best Buy Shanghai, Ltd.		China
Best Buy Enterprise Services, Inc.		Minnesota
BBY Canada Finance, LLC		Delaware
BBCAN Financial Services, L.P.		Alberta
BBCAN UK, LLP		United Kingdom
Best Buy, LLP		United Kingdom
Best Buy Distributions Limited		United Kingdom
BBY Business to Business, ULC		Nova Scotia
BBY Solutions, Inc.		Minnesota
Best Buy Asia Pacific Regional Holdings Limited		Hong Kong
Best Buy Hangzhou Limited		China
Best Buy Nanjing Limited		China
Best Buy Canada Ltd. (3)	Material	Canada +
6349021 Canada Ltd.		Canada +
FutureGard Reinsurance Ltd.		Turks and Caicos
Howell & Associates, Inc.		Ontario
Best Buy Holdings B.V.		Netherlands
Best Buy China Ltd.		Bermuda
Best Buy Purchasing LLC (4)		Minnesota
Best Buy Finance, Inc.		Minnesota
BBY (Mauritius I) Ltd.		Mauritius
BBY (Mauritius II) Ltd.		Mauritius
Best Buy China %		China
BBY (Mauritius III) Ltd.		Mauritius
Best Buy (AsiaPacific) Limited		China
Best Buy China UK, LLP		United Kingdom
Best Buy International Finance, S.a.r.l.		Luxembourg
Best Buy Enterprises, S. de R.L. de C.V.		Mexico, Federal District

Best Buy Imports, S. de R.L. de C.V.	Mexico, Federal District
Best Buy Stores, S. de R.L. de C.V.	Mexico, Federal District
Dovinic Limited	Hong Kong
ExB Marketing Japan G.K.	Japan
Five Star Trust %	China
Best Buy Jiangsu Ltd.	Mauritius
Jiangsu Five Star Appliance Co., Ltd.	China
Anhui Five Star Appliance Co., Ltd	China
Anhui Five Star Appliance Repair & Maintenance Service Co., Ltd	China
Changzhou Five Star Appliance Co., Ltd #	China
Chengdu Xingpu Five Star Electrical Appliance Co.	China
Henan Five Star Appliance Co., Ltd	China
Jiangsu Five Star Appliance Repair & Maintenance Co.,Ltd	China
Jiangsu Five Star Appliance Service Co.,Ltd	China
Jiangsu Five Star Central Air-conditioning Co., Ltd	China
Jiangsu Five Star Purchase Co., Ltd	China
Jiangsu Friendship Appliance Co., Ltd	China
Jiangsu Hengxin Gree Air-conditioner Sales Co., Ltd @	China
Jiangsu Taide Commercial & Trade Co., Ltd	China
Jiangsu Xingpu Science & Technology Trading Co., Ltd	China
Nanjing Appliance Central Air-conditioning Engineering Co., Ltd	China
Ningbo Xingpu Five Star Appliance Co., Ltd	China
Qingdao Five Star Appliance Service Co., Ltd	China
Shandong Five Star Appliance Co., Ltd	China
Sichuan Xingpu Five Star Appliance Co., Ltd	China
Xuzhou Five Star Appliance Co., Ltd	China
Xuzhou Five Star Appliance Service Co., Ltd	China
Wuxi Five Star Appliance Co., Ltd	China
Yancheng Asia Shopping Mall Co., Ltd	China
Yunnan Five Star Appliance Co.,Ltd	China
Zhejiang Xingpu Five Star Appliance Co., Ltd	China
Zhejiang Xingpu Five Star Appliance Service Co., Ltd	China
Best Buy - Fuse Capital Digital Media Fund, LLC	Delaware
Best Buy UK Investments 1, LLC	Delaware
Project Austin, LLC	Delaware
Best Buy UK Investments 2, LLC	Delaware
CCL Insurance Company	Vermont
CP Gal Ritchfield, LLC	Delaware
Jiangsu Five Star Capital Ltd.	Mauritius
Jiangsu Five Star Investment Ltd.	Mauritius
Magnolia Hi-Fi, Inc. (5)	Washington
Napster, Inc.	Delaware
Napster Card Company LLC	Virginia
Napster, LLC (6)	Delaware
Napster Deutschland GmbH	Germany
Napster Luxembourg S. á r. l.	Luxembourg
Napster UK Ltd.	United Kingdom
Online Services Co.	Minnesota
Pacific Sales Kitchen and Bath Centers, Inc.	California
Redline Entertainment, Inc. (7)	Minnesota

Talkback, Inc.	Washington
vpr Matrix, Inc.	Minnesota

# Best Buys owns 60% of this entity
+ Federally chartered
% China Business Trust

Also doing business as:

HD Gamer Store, GameDaemons, Best Buy Express, DealTree, TechLiquidators, Napster, Cowboom, Warehouse B.

Schedule 7.01

Existing and Available Indebtedness as of August 27, 2011 1

$ in Millions
Best Buy Domestic Indebtedness [2]
Financing Lease Obligations [3]	$109.6
Capital Lease Obligations	55.8
Sub-Total Best Buy Domestic	$165.4

[1] Balances approximate the amounts outstanding as of the Effective Date in all material respects.
[2] Best Buy Domestic refers to all Best Buy Co., Inc. entities not separately included herein.
[3] Amounts reimbursed from landlords on financing leases are recorded as financing lease obligations.

Schedule 7.02

Certain Existing Liens

Long term ground lease with Peoples Republic of China secured by Best Buy Shanghai Ltd. retail store

Schedule 7.04

Restrictive Agreements

Amended and Restated Lease between BB Property Company, as Lessor, and Best Buy Stores, L.P., as Lessee dated September 26, 2001

Five-Year Credit Agreement dated as of October 7, 2011 (as amended, supplemented, replaced or otherwise modified from time to time) among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent

EXHIBIT A
[Form of Assignment and Assumption]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified below and the Assignee identified below. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any Guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for the Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]1

3.	Borrower:	Best Buy Co., Inc. Best Buy Co., Inc., a Minnesota corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement

5.	Credit Agreement:
$1,000,000,000 364-Day Credit Agreement dated as of October 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent (the “Credit Agreement”)

________________________________________________
1 Select as appropriate.

6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/ Syndicated Loans for all Lenders	Amount of Commitment/ Syndicated Loans/ Competitive Loan Assigned[2]	Percentage Assigned of Commitments/ Syndicated Loans for all Lenders[3]
Commitment/ Syndicated Loans	$	$	%
Competitive Loans[4]	N/A	$	N/A

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.
________________________________________________
2 Must comply with Section 10.04(b)(ii) of the Credit Agreement.
3 Set forth, to at least 9 decimals, as a percentage of the Commitments/Syndicated Loans of all Lenders.
4 Specify the Competitive Loan assigned, including whether it is a Eurocurrency Loan or a Fixed Rate Loan.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]
by

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
by

Name:
Title:

[Consented to and]5 Accepted:

JPMORGAN CHASE BANK, N.A.,
  as Administrative Agent

by _________________________________
    Name:
    Title:

[Consented to:]6

[BEST BUY CO., INC.]

by _________________________________
    Name:
    Title:

________________________________________________
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$1,000,000,000 BEST BUY CO., INC. 364-DAY CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of its Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than its representations and warranties set forth herein), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (subject to such consents, if any, as may be required under Section 10.04(b)(i) and (ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase such Assigned Interest, (vii) if it is a Lender that is a United States person, as defined in Section 7701(a)(30) of the Code and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c), attached to this Assignment and Assumption is two accurate and complete original signed copies of Internal Service Form W-9, or any successor form that such Lender is entitled to provide, establishing that such Lender is not subject to U.S. Federal backup withholding Tax, and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B
[Form of Guarantee Assumption Agreement]
GUARANTEE ASSUMPTION AGREEMENT
GUARANTEE ASSUMPTION AGREEMENT dated as of [            , 20  ] (the “Guarantee Assumption Agreement”) by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [JURISDICTION] [ENTITY TYPE] (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”. Best Buy Co., Inc., a Minnesota corporation, the Subsidiary Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to a 364-Day Credit Agreement dated as of October 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement
Pursuant to Section 3.10 or 6.08, as applicable, of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, as a primary obligor and not merely as a surety, guarantees to each Lender, each other holder of a Guaranteed Obligation and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article III of the Credit Agreement.
The Additional Subsidiary Guarantor hereby (a) agrees that, from and after the effectiveness of this Agreement, it shall be bound by all the obligations of a “Guarantor” and a “Subsidiary Guarantor” under the Credit Agreement and the other Loan Documents and (b) makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.
The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 3.10 or 6.08, as applicable, of the Credit Agreement to the Lenders and the Administrative Agent.
The provisions of Sections 10.06, 10.07, 10.09 and 10.10 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein, mutatis mutandis.
IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.
[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]
by ____________________________
     Name:
      Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
by ____________________________
     Name:
     Title:

EXHIBIT C

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the 364-Day Credit Agreement dated as of October 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Best Buy Co., Inc. (the “Borrower”), a Minnesota corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the 364-Day Credit Agreement dated as of October 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Best Buy Co., Inc. (the “Borrower”), a Minnesota corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the 364-Day Credit Agreement dated as of October 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Best Buy Co., Inc. (the “Borrower”), a Minnesota corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
[Form of Borrowing Request]
BORROWING REQUEST
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
Attention: [          ]
Ladies and Gentlemen:
The undersigned, Best Buy Co., Inc., a Minnesota corporation (the “Borrower”), refers to the 364-Day Credit Agreement dated as of October 7, 2011, among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Syndicated Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.03(b) of the Credit Agreement:
(i)    the aggregate principal amount of the Borrowing is ________;
(ii)    the date of the Borrowing is [must be a Business Day]________;
(iii)    the Type of Loans initially comprising the Borrowing is [ABR Loans] [Eurocurrency Loans];
(iv)    the initial Interest Period for each Loan made as part of the Borrowing is ______ [days/month[s]]7; and
(v)    [the Borrowing is to be credited to the Borrower at [               ], ABA #[               ], Account #[               ], Attention:[               ]].

________________________________________________
7 For Eurocurrency Loans only. To be a period permitted under the definition of “Interest Period” in the Credit Agreement.

Very truly yours,

BEST BUY CO., INC.

by

Name:
Title: